Exhibit 2.1

Execution Version

CONTRIBUTION AND ASSIGNMENT OF INTERESTS AGREEMENT

This Contribution and Assignment of Interests Agreement (this “Agreement”) is dated effective as of November 1, 2018, by and among VBAnnex C LP, a Delaware limited partnership (“VB Annex LP”), VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (“OP”), VB OP Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of OP (“Holdings”), and VBAnnex C Ohio LLC, a Delaware limited liability company (the “Company”).

WHEREAS, in accordance with the conditions set forth in (a) those certain Partnership Interest Purchase and Sale and Contribution Agreements, dated July 18, 2018, to acquire all of the issued and outstanding partnership interests of VineBrook Annex I, LP and VineBrook Annex B, LP, (b) that certain Membership Interest Purchase Agreement, dated July 18, 2018, to acquire all of the issued and outstanding membership interests of Huber Funding, LLC and VineBrook Properties, LLC, and (c) those certain Partnership Merger Agreements, dated July 18, 2018, to acquire all of the issued and outstanding partnership interests of VineBrook Partners, LP and VineBrook Partners II, LP (collectively, “Purchase Agreements”), the Company shall be contributed to Holdings concurrently with or immediately following the consummation of the transactions contemplated in the Purchase Agreements;

WHEREAS, VB Annex LP is the sole holder of all outstanding and issued equity interests of the Company (the “Interests”);

WHEREAS, as of the Contribution Date (as defined below) VB Annex LP desires to contribute, convey, assign, transfer and deliver the Interests to OP in exchange for the issuance of $20,045,937.72 worth of limited partnership interests of OP; and

WHEREAS, immediately following the effectiveness of the VB Annex LP Contribution (as defined below), OP desires to contribute the Interests to Holdings.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties do hereby agree as follows:

1. Contribution of Interests. The parties hereto acknowledge and agree that a series of contributions shall take place:

a. First, VB Annex LP shall contribute, convey, assign, transfer and deliver to OP, and OP shall accept from VB Annex LP, all of its rights, title and interest in, to and under the Interests, including all voting, consent and financial rights now or hereafter existing and associated with ownership of the Interests, free and clear of all liens and encumbrances (the “VB Annex LP Contribution”); and

b. Second, immediately following the VB Annex LP Contribution, OP shall contribute, convey, assign, transfer and deliver to Holdings, and Holdings shall accept from

OP, all of its rights, title and interest in, to and under the Interests, including all voting, consent and financial rights now or hereafter existing and associated with ownership of the Interests, free and clear of all liens and encumbrances (the “OP Contribution” and collectively with the VB Annex LP Contribution, the “Contributions”).

2. Delivery of Contribution. The closing of the transactions contemplated by this Agreement shall be deemed to occur concurrently with the consummation of the transactions contemplated by the Purchase Agreements (the “Contribution Date”).

3. Representations and Warranties of Each Party.

(a) Each party hereto represents and warrants: (i) that it is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; (ii) that it has all requisite power and authority to enter into and deliver this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder; (iii) that this Agreement has been duly and validly executed and delivered and, assuming due and valid authorization, execution and delivery hereof by the other parties, constitutes the valid and legally binding obligation of such party and is enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by such party will violate its organizational documents or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any contract, or any franchise or permit to which such party is a party or by which such party is bound.

4. Representations and Warranties of VB Annex LP. VB Annex LP is the owner of the Interests, free and clear of all liens, encumbrances, subscriptions, options, warrants, calls, proxies, rights, commitments or other restrictions of any kind.

5. Substitution as Member. As of the Contribution Date, immediately following the actions taken pursuant to Section 1 hereto, as specified in the order below:

a. VB Annex LP consents to, and OP will become, the sole member of the Company pursuant to the VB Annex LP Contribution;

b. Upon the effectiveness of the VB Annex LP Contribution, OP confirms and agrees that it shall be deemed to be the sole member of the Company and, to be a party to, and be bound by the terms and conditions of the operating agreement of the Company, as may be amended, restated or supplemented from time to time (the “Operating Agreement”), as if it were named as a member therein;

c. Upon the effectiveness of the VB Annex LP Contribution, VB Annex LP shall, to the fullest extent permitted by Delaware law, be relieved of all obligations under the Operating Agreement, except for any obligations arising, or relating to events occurring, prior to the effectiveness of the VB Annex LP Contribution;

d. OP consents to, and Holdings will become, the sole member of the Company pursuant to the OP Contribution;

e. Upon the effectiveness of the OP Contribution, Holdings confirms and agrees that it shall be deemed to be the sole member of the Company and, to be a party to, and be bound by the terms and conditions of the Operating Agreement, as if it were named as a member therein; and

f. Upon the effectiveness of the OP Contribution, OP shall, to the fullest extent permitted by Delaware law, be relieved of all obligations under the Operating Agreement.

6. Governing Law. This Agreement shall be governed by, and shall be construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

7. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.

8. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be on and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10. Further Assurances. At any time or from time to time after the date hereof, at the request of a party hereto and without further consideration, the other parties hereto and its successors or assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments or documents and take such other actions as such party may reasonably request to further the purposes of this Agreement and the transactions contemplated by this Agreement.

11. Entire Agreement. This Agreement delivered in connection herewith constitute the sole and entire agreement of the parties to this Agreement with this respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

12. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

13. Headings. The headings in this Agreement are for reference only and shall not affect the interpretations of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date and year first above written.

VBANNEX C LP

By: VBANNEX C GP LLC, its General Partner

By: NexPoint Real Estate Opportunities, LLC, its sole member

By:	/s/Brian Mitts
Name: Brian Mitts
Title: Authorized Signatory

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

By:	/s/Brian Mitts
Name: Brian Mitts
Title: General Partner

Signature Page to Contribution

and Assignment of Interests Agreement

VB OP HOLDINGS LLC

By: VineBrook Homes Operating Partnership, L.P., its sole member

By:	/s/Brian Mitts
Name: Brian Mitts
Title: General Partner

VBANNEX C OHIO LLC

By: VBAnnex C, LP, its sole member

By: VBAnnex C GP, LLC, its general partner

By: NexPoint Real Estate Opportunities, LLC, its sole member

By:	/s/Brian Mitts
Name: Brian Mitts
Title: Authorized Signatory

Signature Page to Contribution

and Assignment of Interests Agreement